Exhibit 10.2

November 17, 2005

Ron Milewski

XXXXXXXXX

XXXXXXXXX

Dear Ron;

As discussed, this letter of agreement and the accompanying Confidentiality, Proprietary Rights and Non-Solicitation Agreement (“Confidentiality Agreement”) have been prepared in recognition of your importance to SIRVA, Inc. and its affiliates (hereafter collectively, “SIRVA” or the “Company”).  I am pleased to confirm the terms of your new position:

Position:  Your new position will be Executive Vice-President – Restructuring and Chief Risk Officer and has been re-classed to the SEB 19 band.

Salary: Your current salary will be adjusted to $275,000 annually, payable in bi-weekly installments.  The salary is quoted on an annual basis for convenience only and does not imply employment for a specific term, nor alter the “at will” status of your employment.

Effective Date:  December 13, 2005

MIP:  For 2005 you will receive a guaranteed bonus of $100,000 under the Management Incentive Program (MIP) provided you are still employed by SIRVA as of December 31, 2005, or your employment was terminated by SIRVA prior to that date “without cause” as defined below.  You will receive the guaranteed bonus at the same time that the 2005 MIP bonus is paid to other eligible participants, but in no event will you receive the $100,000 guaranteed bonus later than March 31, 2005.  You will be eligible to participate in SIRVA’s Management Incentive Program in 2006, which at your position has the potential award of 70% of your base salary, subject to the terms of the program.

The term “without cause” means a termination of your employment by SIRVA for reasons other than (i) the continued failure to complete your assigned duties and responsibilities in a professional and businesslike manner and in accordance with SIRVA’s Code of Business Conduct and related policies and your fiduciary duties; (ii) serious misconduct connected with work or that is reasonably expected to result in material injury to SIRVA, Inc. or any of its affiliates (collectively, “SIRVA”), (iii) conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or (iv) the willful or material breach of any of your obligations under the Confidentiality Agreement or under any other written agreement or covenant with SIRVA.

Executive Benefits:

The following executive benefits will be maintained for you notwithstanding the salary band for your new position.

Company Car Allowance:	$12,000 annually
Financial Planning:	AYCO
Executive Physical:	$1,500 annually

Success Bonus

You are eligible to receive a Success Bonus of $100,000.  The purpose of the bonus is to encourage you, as a key employee, to continue your employment during this critical period and facilitate the prompt filing of the 2004 annual report.

Payment of the Success Bonus is contingent upon (a) the Company’s filing with the SEC of its annual report on Form 10-K for 2004 by November 30, 2005; (b) you remaining employed by and supporting SIRVA through the 10-K filing date; (c) completing your assigned duties and responsibilities in a professional and businesslike manner and in accordance with SIRVA’s Code of Business Conduct and related policies and your fiduciary duties, and the absence of any finding that you materially failed to do so during the term of your employment; (d) providing SIRVA with your full cooperation in any and all independent reviews, investigations and proceedings which relate to matters that you had knowledge of during the term of your employment; (e) maintaining a positive work environment and providing leadership for SIRVA associates during this critical period; (f) maintaining the confidentiality of the terms of this letter; (g) complying with the terms of the Confidentiality Agreement; and (h) signing a general release of claims in a form satisfactory to the Company.

If these conditions are satisfied, the Success Bonus will be paid to you as soon as practicable following the filing of the 2004 annual report with the SEC but in no event later than November 30, 2005.

Enhanced Severance Benefit:  In the event you are terminated by SIRVA “without cause”, you will be eligible to receive severance pay at your base salary and continued health benefits until the earlier of (a) one year after termination of your employment with SIRVA or (b) you obtain new full-time employment.  This enhanced severance benefit is in lieu of any amounts that would otherwise be payable to you under any severance plan, policy or program.

To be entitled to receive this enhanced severance benefit, your employment must be terminated with SIRVA without cause and you must comply with subparts (c) through (h) of the second paragraph following the Success Bonus heading above.

The offering of the Success Bonus, guaranteed MIP payout and enhanced severance benefit does not alter the at-will nature of the employment relationship.  However, if you decide to leave SIRVA prior to satisfying all conditions for payment of one or more of these benefits, or otherwise fail to satisfy any of the conditions described above, you will not be entitled to receive the Success Bonus, 2005 MIP payout and/or enhanced severance benefit, as applicable.

I have enclosed a copy of this letter for your records.  If you are in agreement with the terms contained herein, please sign, date and return the enclosed copy of the offer letter and the Confidentiality Agreement and return them to me in the enclosed envelope.

Congratulations on your continued role.  We are very excited and look forward to your continued contributions!   If you have any questions, please do not hesitate to call me at 630 570-3694.

Sincerely,

/s/ Todd Schorr

Todd Schorr

Senior Vice President Human Resources

Enclosures: 1 copy of offer letter, Confidentiality, Proprietary Rights and Non-Solicitation Agreement

Accepted and Agreed to this  6th day of December, 2005

/s/ Ronald L. Milewski
Ronald L. Milewski